Exhibit 10.2

Executive Employment Agreement

Dated as of February 2, 2024

This Executive Employment Agreement (the “Agreement”) dated as of the date first set forth above (the “Effective Date”) is entered into by and between Night Food Holdings Inc., a Nevada corporation (the “Company”) and Lei Sonny Wang (the “Executive”). The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party”.

WHEREAS the Company now desires to employ the Executive as the Chief Executive Officer of the Company and the Executive desires to serve in such capacities on behalf of the Company, in each case subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 1.  Employment.

(a)	Term. The term of this Agreement (the “Initial Term”), the interim term shall begin as of the Effective Date and shall end on the earlier of (i) the first (1st) annual anniversary of the Effective Date and (ii) the time of the termination of the Executive’s employment in accordance with Section 3. The Initial Term and any Renewal Term (as defined below) shall automatically be extended for one or more additional terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Executive provides notice to the other Party of their desire to not so renew the Initial Term or Renewal Term (as applicable) at least thirty (30) days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable. Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, subject to Section 3. Any contrary representations that may have been made to Executive are superseded by this Agreement.

(b)	Duties. The Company hereby appoints Executive, and Executive shall serve, as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”) and to such other persons as designated by the Board. The Executive shall have such duties and responsibilities as are consistent with Executive’s position with the Company. In addition, the Executive shall perform all other duties and accept all other responsibilities incident to such position as may reasonably assigned to Executive by the Board.

Section 2.  Compensation and Other Benefits. As compensation for the services to be rendered hereunder, during the Term the Company shall pay to the Executive the salary and bonuses, and shall provide the benefits, as set forth in this Section 2.

(a)	Base Salary. The Company shall pay to the Executive an annual base salary of $120,000, payable on a monthly basis commencing on the Effective Date (as the same may be adjusted herein, the “Base Salary”). Until the company completes its merger of the additional two (2) target companies, and capital raise of excess of $1,000,000 gross proceeds, or the company’s financial capabilities to support the Base Salary, the executive shall be paid $6,000 per month of the executive Base Salary, and the unpaid portion of the Base Salary shall accrue. The Base Salary accrues on the effective date of this agreement until paid- in full or at the 1st year anniversary. The Base Salary shall be paid in accordance with the Company’s payroll policies.

(b)	Fringe Benefits. During the Term, the Executive shall be entitled to fringe benefits consistent with the practices of the Company; and to the extent the Company provides similar benefits to the Company’s executive officers.

(c)	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of Executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

Section 3.  Termination.

(a)	Definition of Cause. For purposes hereof, “Cause” shall mean:

(i)	a violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee;

(ii)	misconduct by the Executive to the material detriment of the Company;

(iii)	the Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

(iv)	the Executive’s gross negligence in the performance of Executive’s duties and responsibilities to the Company as described in this Agreement; or

(v)	the Executive’s material failure to perform Executive’s duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the Executive of the specific nature of such material failure and the Executive’s failure to cure such material failure within 10 days following receipt of such notice.

(b)	Definition of Good Reason. For purposes hereof, “Good Reason” shall mean:

(i)	at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the Executive immediately prior to a Change of Control;

(ii)	a reduction in Base Salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel;

(iii)	the relocation of the Executive’s principal executive office to a location more than 50 miles further from the Executive’s principal executive office immediately prior to such relocation; or

(iv)	a material breach by the Company of any of the terms and conditions of this Agreement which the Company fails to correct within 10 days after the Company receives written notice from Executive of such violation.

(c)	Definition of Change of Control. A “Change of Control” shall be deemed to have occurred if, after the Effective Date, (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

(d)	Termination by the Company. The Company may terminate the Term and Executive’s employment hereunder at any time, with or without Cause, subject to the terms and conditions herein.

(i)	For Cause. In the event that the Company terminates the Term or Executive’s employment hereunder with Cause, then in such event, subject to Section 3(i), (i) the Company shall pay to Executive any unpaid Base Salary and benefits then owed or accrued, and any unreimbursed expenses, pursuant to the terms of Section 2(e), incurred by the Executive in each case through the termination date, and each of which shall be paid within 10 days following the termination date; (ii) any unvested portion of any equity granted to Executive hereunder or under the RSA or any other agreements with the Company (collectively, the “Equity Grants”) shall immediately be forfeited as of the termination date without any further action of the Parties; and (iii) all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to Section 14.

(ii)	Without Cause. In the event that the Company terminates the Term or Executive’s employment hereunder without Cause, then in such event, subject to Section 3(i), (i) the Company shall pay to Executive any Base Salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses incurred by the Executive in each case through the termination date, and each of which shall be paid within 10 days following the termination date; (ii) the Company shall pay to Executive, in one lump sum, an amount equal to the Base Salary that would have been paid to Executive for the remainder of the Initial Term (if such termination occurs during the Initial Term) or Renewal Term (if such termination occurs during a Renewal Term), as applicable, which shall be paid within 10 days following the termination date; (iii) any Equity Grant already made to Executive shall, to the extent not already vested, be deemed automatically vested; and (iv) all of the Parties’ rights and obligations hereunder shall thereafter cease, other than such rights or obligations which arose prior to the termination date or in connection with such termination, and subject to Section 14.

(e)	Termination by the Executive. The Executive may terminate the Term and resign from Executive’s employment hereunder at any time, with or without Good Reason.

(i)	With Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder with Good Reason, the Company shall pay to Executive the amounts, and Executive shall, subject to Section 3(i), be entitled to such benefits (including without limitation any vesting of unvested shares under any Equity Grant), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company without Cause pursuant to Section 3(d)(ii).

(ii)	Without Good Reason. In the event that Executive terminates the Term or resigns from Executive’s employment hereunder without Good Reason, the Company shall pay to Executive the amounts, and Executive shall be entitled, subject to Section 3(i), to such benefits (including without limitation any vesting of unvested shares under any Equity Grant), that would have been payable to Executive or which Executive would have received had the Term and Executive’s employment been terminated by the Company with Cause pursuant to Section 3(d)(i).

Section 4.  No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to the Executive and not repaid against any severance obligations the Company may have to the Executive hereunder.

Section 5.  Confidentiality

(a)	Definition. For purposes of this Agreement, “Confidential Information” shall mean all Company Work Product (as hereinafter defined) and all non-public written, electronic, and oral information or materials of Company communicated to or otherwise obtained by Executive in connection with this Agreement, which is related to the products, business and activities of Company, its Affiliates (as defined below), and subsidiaries, and their respective customers, clients, suppliers, and other entities with which such party does business, including: (i) all costing, pricing, technology, software, documentation, research, techniques, procedures, processes, discoveries, inventions, methodologies, data, tools, templates, know how, intellectual property and all other proprietary information of Company; (ii) the terms of this Agreement; and (iii) any other information identified as confidential in writing by Company. Confidential Information shall not include information that: (a) was lawfully known by Executive without an obligation of confidentiality before its receipt from Company; (b) is independently developed by Executive without reliance on or use of Confidential Information; (c) is or becomes publicly available without a breach by Executive of this Agreement; or (d) is disclosed to Executive by a third party which is not required to maintain its confidentiality. An “Affiliate” of a Party shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such Party at any time during the Term for so long as such control exists.

(b)	Company Ownership. Company shall retain all right, title, and interest to the Confidential Information, including all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto. Subject to the terms and conditions of this Agreement, Company hereby grants Executive a non-exclusive, non-transferable, license during the Term to use any Confidential Information solely to the extent that such Confidential Information is necessary for the performance of Executive’s duties hereunder. Executive shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever in Confidential Information, which shall be the sole and exclusive property and confidential information of Company. No identifying marks, copyright or proprietary right notices may be deleted from any copy of Confidential Information. Nothing contained herein shall be construed to limit the rights of Company from performing similar services for, or delivering the same or similar deliverable to, third parties using the Confidential Information and/or using the same personnel to provide any such services or deliverables.

(c)	Confidentiality Obligations. Executive agrees to hold the Confidential Information in confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such Confidential Information to any person or entity or to use the Confidential Information for any purposes whatsoever, without the express written permission of Company, other than disclosure to Executive’s, partners, principals, directors, officers, employees, subcontractors and agents on a “need-to-know” basis as reasonably required for the performance of Executive’s obligations hereunder or as otherwise agreed to herein. Executive shall be responsible to Company for any violation of this Section 7 by Executive’s employees, subcontractors, and agents. Executive shall maintain the Confidential Information with the same degree of care, but no less than a reasonable degree of care, as Executive employs concerning its own information of like kind and character.

(d)	Required Disclosure. If Executive is requested to disclose any of the Confidential Information as part of an administrative or judicial proceeding, Executive shall, to the extent permitted by applicable law, promptly notify Company of that request and cooperate with Company, at Company’s expense, in seeking a protective order or similar confidential treatment for the Confidential Information. If no protective order or other confidential treatment is obtained, Executive shall disclose only that portion of Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information which is required to be disclosed.

(e)	Enforcement. Executive acknowledges that the Confidential Information is unique and valuable, and that remedies at law will be inadequate to protect Company from any actual or threatened breach of this Section 7 by Executive and that any such breach would cause irreparable and continuing injury to Company. Therefore, Executive agrees that Company shall be entitled to seek equitable relief with respect to the enforcement of this Section 7 without any requirement to post a bond, including, without limitation, injunction and specific performance, without proof of actual damages or exhausting other remedies, in addition to all other remedies available to Company at law or in equity. For greater clarity, in the event of a breach or threatened breach by Executive of any of the provisions of this Section 7, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, Company shall be entitled to a permanent injunction or other like remedy in order to prevent or restrain any such breach or threatened breach by Executive, and Executive agrees that an interim injunction may be granted against Executive immediately on the commencement of any action, claim, suit or proceeding by Company to enforce the provisions of this Section 7, and Executive further irrevocably consents to the granting of any such interim or permanent injunction or any like remedy. If any action at law or in equity is necessary to enforce the terms of this Section 7, Executive, if it is determined to be at fault, shall pay Company’s reasonable legal fees and expenses on a substantial indemnity basis.

(f)	Related Duties. Executive shall: (i) promptly deliver to Company upon Company’s request all materials in Executive’s possession which contain Confidential Information; (ii) use its best efforts to prevent any unauthorized use or disclosure of the Confidential Information; (iii) notify Company in writing immediately upon discovery of any such unauthorized use or disclosure; and (iv) cooperate in every reasonable way to regain possession of any Confidential Information and to prevent further unauthorized use and disclosure thereof.

(g)	Legal Exceptions. Further notwithstanding the foregoing provisions of this Section 7, Executive may disclose confidential information as may be expressly required by law, governmental rule, regulation, executive order, court order, or in connection with a dispute between the Parties; provided that prior to making any such disclosure, subject to applicable law, Executive shall use its best efforts to: (i) provide Company with at least fifteen (15) days’ prior written notice setting forth with specificity the reason(s) for such disclosure, supporting documentation therefor, and the circumstances giving rise thereto; and (ii) limit the scope and duration of such disclosure to the strictest possible extent.

(h)	Limitation. Except as specifically set forth herein, no licenses or rights under any patent, copyright, trademark, or trade secret are granted by Company to Executive hereunder, or are to be implied by this Agreement. Except for the restrictions on use and disclosure of Confidential Information imposed in this Agreement, no obligation of any kind is assumed or implied against either Party or their Affiliates by virtue of meetings or conversations between the Parties hereto with respect to the subject matter stated above or with respect to the exchange of Confidential Information. Each Party further acknowledges that this Agreement and any meetings and communications of the Parties and their affiliates relating to the same subject matter shall not: (i) constitute an offer, request, invitation or contract with the other Party to engage in any research, development or other work; (ii) constitute an offer, request, invitation or contract involving a buyer-seller relationship, joint venture, teaming or partnership relationship between the Parties and their affiliates; or (iii) constitute a representation, warranty, assurance, guarantee or inducement with respect to the accuracy or completeness of any Confidential Information or the non-infringement of the rights of third persons.

Section 6.  Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Executive agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Executive in the course of any work performed for Company (“Company Work Product”). Executive agrees (a) to use Executive’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining Company’s express written consent on a case-by-case basis.

(b)	Ownership of Company Work Product. Executive agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of Company.

(c)	Assignment of Company Work Product. Executive irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Executive retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product. Executive hereby grants to Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make, use and sell any and all Executive owned or controlled Work Product or technology that Executive uses to complete the services and which is necessary for Company to use or exploit the Company Work Product.

(d)	Assistance. Executive agrees to cooperate with Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Executive will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Executive’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Executive at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Executive at Company’s request on such assistance.

(e)	Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document requested by Company pursuant to this Section 8 within seven (7) days of the Company’s initial request to Executive, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on its behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8 with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to Company.

(f)	Executive Representations and Warranties. Executive hereby represents and warrants that: (i) Company Work Product will be an original work of Executive or all applicable third parties will have executed assignments of rights reasonably acceptable to Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (iv) Executive will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party; (v) Executive has full right and power to enter into and perform Executive’s obligations under this Agreement without the consent of any third party; (vi) Executive will use best efforts to prevent injury to any person (including employees of Company) or damage to property (including Company’s property) during the Term; and (vii) should Company permit Executive to use any of Company’s equipment, tools, or facilities during the Term, such permission shall be gratuitous and Executive shall be responsible for any injury to any person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools or facilities.

Section 7.  Effect of Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

Section 8.  Assignment. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Notwithstanding the foregoing, the Company may transfer, assign or delegate to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company any of Company’s rights, obligations or duties hereunder. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Section 9.  No Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the Parties hereto.

Section 10.  Entire Agreement; Effectiveness of Agreement. This Agreement, and any other agreement entered into between the Company and Executive with respect to the issuance of any equity securities of the Company or other equity awards relating to the Company set forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

Section 11.  Survival. The provisions of Section 3, Section 4, Section 5, Section 6, Section 7, Section 8 and Section 12 through Section 25, inclusive, shall survive any termination or expiration of this Agreement, and provided that any expiration or termination of this Agreement shall not excuse a Party from compliance with, or fulfillment of, any obligations or conditions which arose prior to such expiration or termination.

Section 12.  Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

Section 13.  Governing Law and Waiver of Jury Trial.

(a)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada as they are applied to contracts executed, delivered and to be performed entirely within the State of Minnesota and the parties hereto consent to the personal jurisdiction of the local, state and federal courts sitting within the City of Las Vegas_, Clark Count of State of Nevada for the resolution of any matters arising hereunder. In any such proceeding service by certified mail, return receipt requested shall be deemed adequate and all Parties waive the defense of forum non convenience.

(b)	Subject to Section 17, each Party agrees that all legal proceedings concerning this Agreement shall be commenced in the state and federal courts sitting in ORANGE COUNTY, CALIFORNIA (the “Selected Courts”). Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Selected Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the rights of a Party under this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.

(c)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 16(c).

(d)	Subject to the provisions of Section 17, if any Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Section 14.  Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Costa Mesa, California pursuant to then-prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by the Parties. In the event that the Parties are unable to agree on the identity of the arbitrator within ten days of the commencement of efforts to do so, each Party shall select one arbitrator and the two arbitrators so selected shall select the sole arbitrator who shall hear and resolve controversy, claim or dispute. The arbitrator shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrator’s decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrator may be entered in the Selected Courts. Subject to the provisions of Section 16(d), each Party will pay its own expenses of arbitration and the expenses of the arbitrator will be equally shared provided that, if in the opinion of the arbitrator any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrator may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrator as the arbitrator deems appropriate. The arbitrator may not award either Party punitive or consequential damages.

Section 15.  General Remedies. Each Party acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other Party, and thus each Party acknowledges that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by such Party of the provisions of this Agreement, that the other Party shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

Section 16.  Indemnification. During the Term, the Executive shall be entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other executive, and such coverage and protections, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the Term. Any indemnification agreement entered into between the Company and the Executive shall continue in full force and effect in accordance with its terms following the termination of this Agreement.

Section 17.  Expenses. Other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and the transactions contemplated herein.

Section 18.  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party, or by registered or certified mail, return receipt requested, postage prepaid, or by email with return receipt requested and received or nationally recognized overnight courier service, addressed as set forth below or to such other address as either Party shall have furnished to the other in writing in accordance herewith. All notices, requests, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail, and (iii) on receipt of confirmed delivery, if sent by email.

If to the Company:

Night Food Holdings Inc

Attn: Sean Folkson

520 White Plains Rd Ste 500

Tarrytown, NY 10591

E-mail: sean@nightfood.com

If to Executive, to:

Lei Sonny Wang

205 S Marguerita Ave

Alhambra, CA 91801

Email: w.sonny79@gmail.com

Section 19.  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 20.  Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the Party preparing the contract, is waived by the Parties hereto. Each Party acknowledges that such Party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such Party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

Section 21.  Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Night Food Holdings Inc.

By:	/s/ Sean Folkson
Name:	Sean Folkson
Title:	CEO

Executive:

By:	/s/ Lei Sonny Wang
Name:	Lei Sonny Wang

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